Cohen & Steers, Inc.
280 Park Avenue
New York, NY 10017-1216
Tel (212) 832-3232
Contact:
Francis C. Poli
Executive Vice President
General Counsel
Cohen & Steers, Inc.
Tel (212) 446-9112

Cohen & Steers, Inc. Elects New Director to Board

New York, NY, November 28, 2011-Cohen & Steers, Inc. (NYSE:CNS) announced the election of Bernard B. Winograd to the company's board of directors, effective January 2, 2012.

Mr. Winograd most recently served as executive vice president and chief operating officer of Prudential Financial Inc.'s U.S. businesses until his retirement in February 2011. Prior to joining Prudential in 1996, Mr. Winograd was executive vice president, chief financial officer and a member of the board of directors of Taubman Centers, Inc. Before that, he was treasurer of Bendix Corporation. Mr. Winograd serves on the board of directors, and is chairman of the Executive Committee, of Local Initiatives Support Corporation, a community development financing organization. Mr. Winograd has a BA degree in social sciences from the University of Chicago.

Robert H. Steers, co-chairman and co-chief executive officer of Cohen & Steers, commented, “We are pleased to welcome Bernard Winograd to our board. With his extensive knowledge in the financial services and real estate industries, Bernard will make a strong addition to Cohen & Steers' board.”
About Cohen & Steers
Cohen & Steers is a manager of portfolios specializing in U.S. and international real estate securities, large cap value stocks, listed infrastructure and utilities, and preferred securities. The company also manages alternative investment strategies such as hedged real estate securities portfolios and private real estate multimanager strategies for qualified investors. Headquartered in New York City, with offices in London, Brussels, Hong Kong, Tokyo and Seattle, Cohen & Steers serves individual and institutional investors through a broad range of investment vehicles.